Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Michael Smith
Senior Vice President and CFO
773-804-6281
msmith@cobra.com

Tom Corbett
Financial Relations Board
312-640-6757
tcorbett@frbir.com

COBRA ELECTRONICS ANNOUNCES ELECTION OF JOHN LUPO TO ITS

BOARD OF DIRECTORS

Former Wal-Mart Executive Selected for Extensive Global Retailing Experience

CHICAGO, IL, July 26, 2007 – Cobra Electronics Corp. (NASDAQ: COBR) today named John Lupo, a distinguished retail merchandising veteran with substantial international and operational experience, to Cobra’s Board of Directors.

“We are extremely pleased to have John bring to Cobra his more than 35 years of experience in global retail merchandising and operations,” said Jim Bazet, Cobra’s President and CEO. “His consistent and distinguished track record of achievement at some of the most widely recognized names in retailing, including as Senior Vice President and Chief Operating Officer of the International Division of Wal-Mart, speaks well of the scope and breadth of his knowledge. John’s presence will serve Cobra well as we execute our growth initiatives, both in the U.S. and overseas. On behalf of the entire Board, I would like to welcome John, and we look forward to bringing his counsel and insight to benefit Cobra’s business operations.”

Since 2000, Mr. Lupo, 60, has served as Senior Merchandising and Marketing Principle at Renaissance Partners, LC, a Pompano Beach, Florida-based business consulting firm. During his nine-year tenure at Wal-Mart, he held several senior positions, including Chief Operating Officer of the International Division, where he had financial and operational responsibility for a business that spanned seven countries on three continents. Mr. Lupo began his career at Cleveland, Ohio-based Higbee Company Department Store (now Dillards). During his more than 20 years at Higbee, Mr. Lupo rose through the ranks from trainee to store manager, to various merchandising positions, and eventually to President of the company. Throughout his tenure with Higbee, he remained focused on advancing merchandising, driving promotions and increasing sales.

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Mr. Lupo is a graduate of Miami University of Ohio. He serves on the Boards of Directors of Atlanta, Georgia-based Spectrum Brands (formerly Rayovac), Citi Trends Inc. based in Savannah, Georgia, and AB Electrolux of Stockholm, Sweden.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and citizens band industries, Cobra identified new growth opportunities and has aggressively expanded into the GPS, mobile navigation and marine markets. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

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